Exhibit 99.1

1.	Identical Sales — 30% of 2005 Bonus

The Committee established a target for identical stores sales growth in 2005, consistent with the Company’s business plan, the achievement of which will result in a payout of 100% of this portion of the 2005 bonus plan. To the extent the Company performs below the target but above a minimum level also established by the Committee, a portion of the bonus related to Identical Sales will be earned. To the extent the Company performs above the target for 2005 Identical Sales, more than 100% of this portion of the bonus can be earned, but only if the Company achieves a specified level of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) also established by the Committee.

2.	EBITDA - 30% of 2005 Bonus

The Committee established a target for EBITDA, consistent with the Company’s business plan, the achievement of which will result in a payout of 100% of this portion of the 2005 bonus plan. To the extent the Company performs below the target for EBITDA, but above a minimum level also established by the Committee, a portion of the bonus related to EBITDA will be earned. To the extent the Company exceeds the target for 2005 EBITDA, more than 100% of this portion of the bonus can be earned, but only if the Company achieves a specified level of 2005 Identical Sales also established by the Committee.

3.	Capital Project Results - 10% of 2005 Bonus

Pursuant to a capital investment process authorized by the Board of Directors, management establishes Sales and EBITDA budgets for certain capital projects, including new, expanded and relocated stores, as well as some remodeled stores and other capital projects. The Committee has determined that a portion of the 2005 bonus based on Capital Project Results will be earned based on the extent of which the sales and EBITDA results of the designated capital projects exceed a minimum threshold of the budgets for those projects.

4.	Strategic Plan Implementation - 30% of 2005 Bonus

The Committee has reviewed the Company’s 2005 plans to implement and perform under its Strategic Plan. At the conclusion of the year, the Committee will evaluate the extent to which the 2005 plans actually were achieved based on specific measures and its own judgment. The Committee will then determine what portion of the 2005 bonus based on Strategic Plan Implementation will be earned.